This Invitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

INNOGY FINANCE B.V. (previously RWE FINANCE B.V.)

ANNOUNCES INVITATION TO NOTEHOLDER MEETING
(Einberufung zur Gläubigerversammlung)

s’Hertogenbosch, The Netherlands, December 21, 2016 – innogy Finance B.V. (the Issuer) hereby announces the invitation to holders of its outstanding EUR 750,000,000 1.875% Fixed Rate Notes due January 30, 2020 (ISIN: XS0878010718) (the 2020 Notes), guaranteed by RWE Aktiengesellschaft (the Existing Guarantor or RWE AG), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and the Issuer, to consent to a replacement of the Existing Guarantor with innogy SE as new guarantor (the New Guarantor or innogy SE) (such invitation to the Noteholder Meeting, the Invitation).

The invitation to the Noteholder Meeting is being made on the terms and subject to the conditions set out in the Invitation dated December 21, 2016 prepared by the Issuer. Please refer to the Invitation which includes full details of the Noteholder Meeting and the terms and conditions for participating in the Noteholder Meeting. Capitalised terms used but not defined in this announcement shall, unless the context otherwise requires, have the meanings set out in the Invitation.

The Invitation will be available from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring from today until implementation of the Extraordinary Resolution passed at the Noteholder Meeting. In addition, the Invitation will be published (bekanntgemacht) in the Federal Gazette (Bundesanzeiger) on or about December 23, 2016.

RATIONALE FOR THE INVITATION

The Issuer invites Noteholders to the Noteholder Meeting because the relevant quorum (at least 50% of the aggregate principal amount of the 2020 Notes then outstanding represented by votes cast) at the Vote Without Meeting held from 0.00 (CET) on December 7, 2016 to 23.59 (CET) on December 12, 2016 in relation to the 2020 Notes was not met and no Extraordinary Resolution was passed. The Noteholder Meeting will be held as an adjourned meeting (zweite Versammlung) pursuant to Section 18 (4) sentence 2 in connection with Section 15 (3) sentence 3 of the German Act on Debt Securities and reduced quorum requirements apply.

For more information on the rationale for the consent solicitation and the Invitation see “Rationale for the Consent Solicitations” in the Issuer’s consent solicitation memorandum dated November 15, 2016 (the Consent Solicitation Memorandum). The Consent Solicitation Memorandum can be downloaded from the Solicitation Website, is available from the Tabulation and Voting Agent and is published in the Federal Gazette (Bundesanzeiger).

SUMMARY OF THE PROPOSED AMENDMENT

At the Noteholder Meeting, the Proposed Amendment in relation to the 2020 Notes will be proposed again to Noteholders. For more information see the section “Proposed Amendments” in the Consent Solicitation Memorandum.

Proposed Amendment in respect of the 2020 Notes:

Consent to the Change of Guarantor
Quorum: At least 25% of the aggregate principal amount of the 2020 Notes then outstanding represented by Noteholders participating at the Noteholder Meeting (including if participating through the Tabulation and Voting Agent or any other proxy, voting agent or other agent)

Majority Requirement: At least 75% of the votes cast in favour of the Proposed Amendment

If the Extraordinary Resolution is not passed or not implemented the 2020 Notes continue to be guaranteed by the Existing Guarantor. For the avoidance of doubt, this would not have any effect on any other transaction contemplated in the context of the Carve-Out, or any other Extraordinary Resolutions passed and implemented at any other Vote Without Meeting, any resolutions passed and implemented in the context of the consent solicitation in relation to certain senior notes issued by RWE AG or any offer and acceptance of such offer made in the context of the exchange offer in relation to certain senior notes issued by RWE AG.

DETAILS OF THE INVITATION

The Noteholder Meeting will be held from 11.00 (CET) on January 11, 2017 at the offices of De Brauw Blackstone Westbroek in

Claude Debussylaan 80
1082 MD Amsterdam
The Netherlands

NOTEHOLDERS ARE REQUESTED TO VOTE THROUGH THE TABULATION AND VOTING AGENT AS THEIR PROXY AT THE NOTEHOLDER MEETING. In order to vote at the Noteholder Meeting through the Tabulation and Voting Agent as proxy, Noteholders who have previously voted through the Tabulation and Voting Agent in the Vote Without Meeting and who have not revoked their Voting Instruction and/or Consent Instruction do not have to take any action. Unless validly revoked, the Voting Instruction and Consent Instruction or instruction to the Noteholder Custodian to submit a Consent Instruction given in connection with the Vote Without Meeting continue to be valid, so that the Tabulation and Voting Agent will cast a vote in the Noteholder Meeting in the same way as in the Vote Without Meeting.

In order to vote at the Noteholder Meeting through the Tabulation and Voting Agent as proxy, Noteholders who have not previously voted through the Tabulation and Voting Agent as proxy in the Vote Without Meeting must, by the Registration and Instruction Deadline, (i) register on the Voting Platform (www.lucid-is.com/innogy) and (ii) submit, or arrange for submission of, a Consent Instruction to the Clearing Systems and procure that the Tabulation and Voting Agent receives such Consent Instruction via the Clearing Systems. Only Noteholders who have both (i) registered with, and instructed, the Tabulation and Voting Agent and (ii) submitted a Consent Instruction in due time before the Registration and Instruction Deadline will be eligible to vote through the Tabulation and Voting Agent at the Noteholder Meeting.

Noteholders who do not wish to vote through the Tabulation and Voting Agent as proxy, may cast their votes either by physically attending the Noteholder Meeting and acting as principal on their own behalf or by appointing a physically attending proxy, voting agent or other agent acting on their behalf (other than the Tabulation and Voting Agent) at the Noteholder Meeting. Any such Noteholder must provide identification documents and a Blocking Confirmation (Sperrvermerk) at the entrance to the Noteholder Meeting.

INDICATIVE TIMETABLE

Event	Date and Time
Launch Date of the Invitation to the Noteholder Meeting	December 21, 2016
Registration and Instruction Deadline	23.59 (CET) on January 6, 2017
Deadline for registration on, and submitting Voting Instructions to the Tabulation and Voting Agent via the Voting Platform and for receipt of Consent Instructions by the Tabulation and Voting Agent.
Noteholders who have voted through the Tabulation and Voting Agent at the Vote Without Meeting and have not revoked their Voting Instruction and/or Consent Instruction do not need to again instruct the Tabulation and Voting Agent.
Noteholder Meeting will be held	From 11.00 (CET) on January 11, 2017
Announcement (Bekanntmachung) of Results of the Noteholder Meeting	As soon as reasonably practicable after the end of the Noteholder Meeting
End of Statutory Contestation Period	One month after the results of the Noteholder Meeting have been announced (bekanntgemacht)
Implementation of the Extraordinary Resolution passed at the Noteholder Meeting	As soon as reasonably practicable after the Conditions of Implementation with regard to the Notes have been fulfilled
Announcement (Bekanntmachung) of Implementation of the Extraordinary Resolution	As soon as reasonably practicably after the Extraordinary Resolution has been implemented

GENERAL

This announcement must be read in conjunction with the Invitation and the Consent Solicitation Memorandum. Noteholders are advised to read the Invitation and the Consent Solicitation Memorandum carefully for full details of, and information on, the procedures for participating in the Noteholder Meeting. None of the Issuer, the Subsitute Debtor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of its respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Invitation, or any recommendation as to whether Noteholders should participate in the Noteholder Meeting or how to vote in such Noteholder Meeting. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

Subject to applicable law, the Issuer may, at its option and in its sole discretion terminate the Invitation at any time.

The Issuer has appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc as Solicitation Agents and Lucid Issuer Services Limited as Tabulation and Voting Agent in connection with the Noteholder Meeting.

Questions and requests for assistance in connection with (i) the Invitation and/or the Noteholder Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent and (ii) the delivery of Voting Instructions or Consent Instructions may be directed to the Tabulation and Voting Agent.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com
The Royal Bank of Scotland plc 250 Bishopsgate London EC2M 4AA United Kingdom For information by telephone: +44 20 7085 6124 Attention: Liability Management Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT	SCRUTINEER
of the Vote Without Meeting
Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom
For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Voting Platform: www.lucid-is.com/innogy
Notarin Dr. Christiane Mühe Gerns & Partner An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gerns.eu